Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS SECOND

QUARTER 2007 FINANCIAL RESULTS

SAN DIEGO, CA August 6, 2007 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the second quarter and six months ended June 30, 2007.

ACADIA reported a net loss of $10.8 million, or $0.29 per common share, for the second quarter of 2007 compared to a net loss of $11.9 million, or $0.43 per common share, for the second quarter of 2006. For the six months ended June 30, 2007, ACADIA reported a net loss of $23.3 million, or $0.70 per common share, compared to a net loss of $21.3 million, or $0.82 per common share, for the comparable period of 2006.

At June 30, 2007, ACADIA’s cash, cash equivalents, and investment securities totaled $153.9 million compared to $83.3 million at December 31, 2006. The increase in cash was primarily due to $96.1 million in net proceeds raised in a public offering of common stock during the second quarter of 2007, partially offset by cash used to fund ACADIA’s operations.

“The second quarter of 2007 was highlighted by ACADIA’s transition to a Phase III-stage company with the initiation of our first pivotal Phase III trial with pimavanserin for Parkinson’s disease psychosis, as well as by the initiation of our Phase IIb trial with ACP-104 for schizophrenia and the successful completion of our public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We have gained considerable momentum during the first half of this year, and we believe that ACADIA is well positioned to play a leadership role in providing next generation therapies for patients suffering from neuropsychiatric and related CNS disorders.”

Revenues totaled $2.1 million for the second quarter of 2007 compared to $1.9 million for the second quarter of 2006, and were comprised of revenues from ACADIA’s collaborations with Sepracor Inc. and Allergan, Inc. as well as its agreements with The Stanley Medical Research Institute and other parties. Revenues from ACADIA’s collaborations with Sepracor and Allergan totaled $827,000 and $666,000, respectively, for the second quarter of 2007, compared to $945,000 and $435,000, respectively, for the second quarter of 2006.

Research and development expenses totaled $11.5 million for the second quarter of 2007, including $705,000 in stock-based compensation, compared to $11.4 million for the second quarter of 2006, including $315,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased costs associated with expansion of ACADIA’s development organization and increased stock-based compensation, largely offset by lower external service costs. External service costs decreased to $4.1 million for the second quarter of 2007 compared to $5.0 million for the second quarter of 2006 primarily due to the completion of ACADIA’s Phase II schizophrenia co-therapy trial with pimavanserin. ACADIA anticipates that its external service costs will increase during the second half of 2007 following the recent initiation of a pivotal trial in its Phase III program with pimavanserin for Parkinson’s disease psychosis (PDP) and a Phase IIb trial with ACP-104 for schizophrenia.

General and administrative expenses totaled $3.2 million for the second quarter of 2007, including $377,000 in stock-based compensation, compared to $3.1 million for the second quarter of 2006, including $371,000 in stock-based compensation. Increased costs associated with expansion of ACADIA’s administrative organization were largely offset by lower professional fees.

Second Quarter 2007 Highlights

•

ACADIA completed its full analysis of the data from the Phase II schizophrenia co-therapy trial with pimavanserin. This analysis has confirmed the robustness of the top-line results reported in March 2007, which demonstrated several advantages of co-therapy with pimavanserin and a sub-maximal dose of risperidone. These advantages included enhanced efficacy, a faster onset of antipsychotic action, and an improved side-effect profile. ACADIA is planning to present clinical data from this study at a medical conference in the second half of 2007.

•

ACADIA initiated the first pivotal trial in its Phase III program with pimavanserin as a treatment for PDP. The trial is designed to evaluate the safety and efficacy of pimavanserin in approximately 240 patients with PDP.

•

ACADIA initiated a Phase IIb clinical trial with ACP-104 as a treatment for patients with schizophrenia. The trial is designed to evaluate the safety and efficacy of ACP-104 in approximately 250 patients with schizophrenia who are experiencing an acute psychotic episode.

•

ACADIA earned a milestone payment associated with Allergan’s initiation of an exploratory clinical study with a small molecule drug candidate for the treatment of glaucoma. The selective muscarinic compound emanates from a discovery made at ACADIA and is being developed pursuant to the companies’ collaboration focused on novel treatments for glaucoma.

•	ACADIA completed a public offering, raising net proceeds of $96.1 million through the sale of approximately 6.6 million shares of its common stock.

Conference Call and Webcast Information

ACADIA management will review its second quarter results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-831-5605 for participants in the U.S. or Canada and 617-213-8851 for international callers (reference passcode 21628174). A telephone replay of the conference call may be accessed through August 20, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 80861306). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until August 20, 2007.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five mid-to-late stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease psychosis, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to anticipated increases in external service costs, ACADIA’s plans to present clinical data, the progress and timing of ACADIA’s drug discovery and development programs and the benefits to be derived from ACADIA’s drug candidates and preclinical programs, including pimavanserin and ACP-104. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Collaborative revenues	$2,055	$1,881	$4,015	$4,418
Operating expenses
Research and development (includes stock-based compensation of $705, $315, $1,609 and $866, respectively)	11,495	11,439	23,756	21,111
General and administrative (includes stock-based compensation of $377, $371, $747 and $720, respectively)	3,163	3,112	6,316	5,851
Provision for loss from litigation	—	194	—	421

Total operating expenses	14,658	14,745	30,072	27,383

Loss from operations	(12,603)	(12,864)	(26,057)	(22,965)
Interest income (expense), net	1,850	997	2,750	1,579

Loss before change in accounting principle	(10,753)	(11,867)	(23,307)	(21,386)
Cumulative effect of change in accounting principle	—	—	—	51

Net loss	$(10,753)	$(11,867)	$(23,307)	$(21,335)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.29)	$(0.43)	$(0.70)	$(0.82)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss per common share, basic and diluted	$(0.29)	$(0.43)	$(0.70)	$(0.82)

Weighted average common shares outstanding, basic and diluted	36,894	27,792	33,455	26,050

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2006	December 31, 2006(1)
Assets
Cash, cash equivalents, and investment securities	$153,869	$83,255
Prepaid expenses, receivables and other current assets	3,024	2,528

Total current assets	156,893	85,783
Property and equipment, net	3,141	3,505
Other assets	187	256

Total assets	$160,221	$89,544

Liabilities and Stockholders’ Equity
Current liabilities	14,326	20,534
Long-term liabilities	1,625	1,851
Stockholders’ equity	144,270	67,159

Total liabilities and stockholders’ equity	$160,221	$89,544

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.